                                                                    EXHIBIT 23.4

          CONSENT OF ALLEN, GIBBS & HOULIK, L.C., INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and "Selected Combined Financial Data" and to the use of our report dated July 15, 1995, relating to the combined financial statements of Kansas Nephrology Associates, P.A. and Kansas Dialysis Supply, Inc. and to the inclusion of those financial statements audited by our firm in the combined financial statements referred to in the audit report of Ernst & Young LLP, dated September 30, 1996 in the Registration Statement (Form S-1) and the related Prospectus of Renal Care Group, Inc.

                                          /s/  Allen, Gibbs & Houlik, L.C.

Wichita, Kansas
October 7, 1996